Exhibit 13(b)

Carlos V. Ubiñas and Leslie Highley, Jr. of Short Term Investment Fund for Puerto Rico Residents, Inc. each certify that:

1. This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By:	/s/ Carlos V. Ubiñas
Carlos V. Ubiñas
President

By:	/s/ Leslie Highley, Jr.
Leslie Highley, Jr.
Senior Vice President and Treasurer

Date: September 7, 2022